Exhibit 99.2

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

CFO Review of Fiscal 2013 First Quarter Results

	1Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Chg		Seq. Chg
Sales	$6,426.0	$6,307.4	$5,870.1	($555.9)		($437.3)
Gross Profit	$753.6	$759.0	$684.4	($69.2)		($74.6)
GP Margin	11.7%	12.0%	11.7%	(7)	bps	(37)	bps
SG&A Expenses	$530.5	$525.1	$547.0	$16.5		$21.9
SG&A as % of Sales	8.3%	8.3%	9.3%	106	bps	99	bps
SG&A as % of GP	70.4%	69.2%	79.9%	953	bps	1,075	bps
GAAP Operating Income	$223.1	$213.4	$100.0	($123.1)		($113.5)
Adjusted Operating Income (1)	$223.1	$233.9	$137.4	($85.7)		($96.5)
Adjusted Operating Income Margin (1)	3.5%	3.7%	2.3%	(113)	bps	(137)	bps
GAAP Net Income (Loss)	$139.0	$133.4	$100.3	($38.7)		($33.1)
Adjusted Net Income (1)	$139.0	$145.3	$83.9	($55.1)		($61.3)
GAAP Diluted EPS	$0.90	$0.91	$0.70	-22.2%		-23.1%
Adjusted EPS (1)	$0.90	$0.99	$0.59	-34.4%		-40.4%
Return on Working Capital (ROWC) (1)	22.2%	23.7%	14.5%	(765)	bps	(921)	bps
Return on Capital Employed (ROCE) (1)	12.2%	12.5%	7.9%	(433)	bps	(469)	bps
Working Capital Velocity (1)	6.38	6.40	6.20	(0.18)		(0.20)

(1)	A reconcilliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

Key Highlights

•

Sales for the first quarter fiscal 2013, decreased 8.7% year over year, to $5.87 billion; pro forma revenue (defined later in this document) was down 11.3% year over year and 8.4% excluding the translation impact of changes in foreign currency exchange rates (also referred to as “constant dollars” or “constant currency” and referenced as “CC” in the graphs that follow).

•	Adjusted operating income decreased 38.4% year over year due primarily to the decline in revenue across both operating groups, most notably in the western regions.

•

Adjusted diluted earnings per share declined 34.4% year over year to $0.59 due to the significant decline in operating income partially offset by the benefit of the accretion related to the share repurchase program.

•	ROWC for the quarter declined 765 basis points year over year to 14.5% due primarily to the decline in operating income margins as working capital velocity only changed slightly.

•

Cash from operations was $81 million in the September 2012 quarter and $814 million over the trailing twelve months due to the combination of (1) a decline in working capital resulting from the impact of lower sales in concert with the counter cyclical nature of the Company’s balance sheet and (2) profits during the period.

•

During the quarter, 4.17 million shares were repurchased at an average price of $31.34 per share, bringing the cumulative total of repurchased shares to 15.44 million shares. As of the end of the quarter, the Company may repurchase up to an additional $293.4 million of the Company’s common stock under its current repurchase program.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Revenue

						Year-over-Year Growth Rates
	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Reported (1)	Pro forma (2)
Avnet, Inc.	6,426.0	6,693.6	6,280.6	6,307.4	5,870.1	-8.65%	-11.28%
Excluding FX (1)	—	—	—	—	—	-5.67%	-8.41%
Electronics Marketing (EM) Total	3,816.3	3,595.6	3,756.9	3,764.4	3,653.2	-4.27%	-7.95%
Excluding FX (1)	—	—	—	—	—	-0.94%	-4.79%
Americas	1,383.2	1,401.8	1,458.4	1,435.4	1,287.8	-6.90%	-10.89%
EMEA	1,123.8	943.3	1,091.7	1,044.5	958.5	-14.71%	-15.67%
Excluding FX (1)						-3.81%	-4.93%
Asia	1,309.3	1,250.5	1,206.8	1,284.6	1,406.9	7.45%	1.11%
Technology Solutions (TS) Total	2,609.7	3,098.0	2,523.7	2,543.0	2,216.9	-15.05%	-16.34%
Excluding FX (1)	—	—	—	—	—	-12.58%	-13.90%
Americas	1,388.4	1,648.3	1,369.6	1,414.4	1,164.6	-16.12%	-18.16%
EMEA	778.5	1,006.2	744.8	676.1	635.5	-18.37%	-18.95%
Excluding FX (1)	—	—	—	—	—	-11.01%	-11.65%
Asia	442.8	443.5	409.3	452.5	416.8	-5.88%	-5.88%

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Pro forma revenues as defined in this document.

•

First quarter fiscal 2013 sales of $5.9 billion, decreased 8.7% year over year (5.7% in constant dollars) as the slowing growth in the technology end markets was more pronounced in the higher-margin western regions in both operating groups.

•	Year-over-year pro forma sales decreased 11.3% (8.4% in constant dollars), driven primarily by weakness in the Americas, most notably at Technology Solutions.

•	On a sequential basis, pro forma sales declined 7.4% (6.9% in constant dollars), which is below the normal seasonality level of approximately flat to down 4%.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

•

EM revenue declined 4.3% year over year (0.9% in constant dollars) to $3.7 billion due to the continued sluggishness in the technology markets evidenced by the book to bill ratio, which weakened throughout the quarter.

•	Pro forma year-over-year revenue declined 8.0% (4.8% in constant dollars), as the Americas region was down 10.9% year over year, which was below expectations.

•	EMEA declined 4.9% year over year on a pro forma basis in constant dollars and Asia, which exceeded expectations, gained 1.1% year over year and 7.6% sequentially.

•	On a pro forma basis, sequential revenue declined 3.2% in constant dollars, which was at the low end of normal seasonality of approximately 1% to -3%.

•	TS revenue decreased 15.1% year over year (12.6% in constant dollars) to $2.2 billion, with all three regions experiencing negative year-over-year growth.

•	Pro forma revenue decreased 16.3% year over year (13.9% in constant dollars), driven primarily by double-digit declines in the Americas and EMEA region.

•

Pro forma revenue decreased 12.8% sequentially (12.5% in constant dollars), primarily due to a decline of 18% in the Americas region driven primarily by slower transaction activity at the end of the quarter as customers delayed IT projects.

•	On a product level basis, networking, servers, and computing components experienced double-digit declines year over year.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Gross Profit

	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Change
Gross Profit	$753.6	$784.1	$753.8	$759.0	$684.4	($69.2)
Gross Profit Margin	11.7%	11.7%	12.0%	12.0%	11.7%	(7)	bps

•	Gross profit dollars of $684 million, declined 9.2% year over year and gross profit margin declined 7 basis points to 11.7%.

•

EM gross profit margin declined 27 basis points year over year primarily due to the significant revenue decline in the higher-margin Americas region, which resulted in the lower-margin Asia region representing a larger portion of total EM sales.

•	TS gross profit margin decreased 4 basis points year over year, as an improvement in the Americas region was offset by declines in the EMEA and Asia regions.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Operating Expenses

	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Change
Selling, General and Adminstrative Expenses	$530.5	$518.7	$518.4	$525.1	$547.0	$16.5
SG&A Expenses as a % of Gross Profit	70.4%	66.2%	68.8%	69.2%	79.9%	953	bps

•	Selling, general and administrative expenses (“SG&A expenses”) were up 3.1% year over year and 4.2% sequentially to $547 million.

•

The $16.5 million year-over-year increase consisted of approximately $37 million related to acquisitions, which was somewhat offset by the approximately $22 million benefit related to the translation impact of changes in foreign currency.

•

The Company took actions at the end of fourth quarter of fiscal 2012 and during the first quarter of fiscal 2013 to reduce expenses in both operating groups by approximately $90 million annualized, virtually all of which will benefit the second quarter of fiscal 2013 and thereafter, and is in the process of identifying additional expense actions that will also benefit future quarters.

•	SG&A expenses as a percentage of gross profit increased 953 basis points to 79.9% from the year ago quarter.

•	TS SG&A expense as a percent of gross profit increased 1,004 basis points from the year ago quarter due primarily to the decline in gross profit dollars resulting from lower sales.

•	EM SG&A expense as a percent of gross profit increased 687 basis points from the year ago quarter due primarily to the decline in gross profit dollars resulting from lower sales.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Operating Income

	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Chg
Avnet, Inc. GAAP Operating Income	$223.1	$230.9	$216.8	$213.4	$100.0	($123.1)
Adjusted Operating Income (1)	$223.1	$265.4	$235.4	$233.9	$137.4	($85.7)
Adjusted Operating Margin (1)	3.47%	3.96%	3.75%	3.71%	2.34%	(113	) bps
Electronics Marketing (EM) Total
Operaing Income	$191.2	$174.9	$194.3	$191.1	$146.3	($44.9)
Operating Income Margin	5.01%	4.86%	5.17%	5.08%	4.00%	(101	) bps
Technology Solutions (TS) Total
Operaing Income	$65.0	$118.9	$67.9	$67.5	$34.4	($30.6)
Operating Income Margin	2.49%	3.84%	2.69%	2.65%	1.55%	(94	) bps

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•

Adjusted enterprise operating income of $137.4 million declined 38.4% year over year due to the decline in revenue in both operating groups and the geographic mix shift in the EM business where better than expected sales in the lower-margin Asia region were more than offset by weaker sales in the higher-margin western region.

•	Adjusted operating income margin of 2.3% at the enterprise level decreased 137 basis points and 113 basis points, respectively, sequentially and year over year.

•

EM operating income margin decreased 108 basis points sequentially and 101 basis points from the year ago quarter to 4.0% primarily due to the lower profitability in the Americans and the EMEA regions due primarily to the decline in sales.

•	EM operating income declined 23.4% sequentially and by a similar amount from the year ago period.

•	TS operating income margin declined 94 basis points from the prior year quarter primarily due to the negative leverage related to the decline in sales.

•	TS operating income declined 47.1% year over year and 49.0% sequentially, due primarily to the decline in revenue in the western region.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Interest Expense, Other Income and Income Taxes

	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Change
Interest Expense	($21.9)	($22.2)	($23.6)	($23.2)	($23.9)	$2.0
Other Income (Expense)	($5.4)	$0.7	$3.2	($4.1)	$1.5	$6.9
GAAP Income Taxes	$56.8	$61.0	$53.4	$52.6	$8.6	($48.2)
Adjusted Income Taxes (1)	$56.8	$72.0	$63.4	$61.4	$31.0	($25.7)
GAAP Effective Tax Rate	29.00%	29.33%	26.56%	28.28%	7.86%	(2,114	) bps
Adjusted Effective Tax Rate (1)	29.00%	29.50%	29.50%	29.69%	27.00%	(200	) bps

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	Interest expense for the September 2012 quarter was $23.9 million, up $2.0 million over the prior year quarter.

•	The Company recognized $1.5 million of other income as compared with other expense of $5.4 million in the prior year, which consisted primarily of foreign exchange losses.

•

The adjusted effective tax rate of 7.9% in the first quarter was significantly lower than the year ago quarter. For the first quarter, the Company’s effective tax rate was favorably impacted primarily by the settlement of an audit by the Internal Revenue Service and a non-taxable gain on a bargain purchase, partially offset by increases to valuation allowances and reserves. Due to the reduced level of income in the first quarter of fiscal 2013, the net favorable impact of these items on the effective tax rate was significant. The first quarter effective tax rate was also impacted, to a lesser extent, by the mix of income earned in the lower tax rate jurisdictions.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Net Income and EPS

	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Change
GAAP Net Income	$139.0	$147.0	$147.6	$133.4	$100.3	-27.9%
Adjusted Net Income (1)	$139.0	$172.0	$151.6	$145.3	$83.9	-39.6%

GAAP EPS	$0.90	$0.98	$1.00	$0.91	$0.70	-22.2%
Adjusted EPS (1)	$0.90	$1.15	$1.03	$0.99	$0.59	-34.4%

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	GAAP net income for the first quarter of fiscal 2013 was $100.3 million, or $0.70 per share on a diluted basis.

•

GAAP net income and diluted earnings per share declined 27.9% and 22.2%, respectively, over the prior year primarily due to the decline in profitability discussed above and the impact of restructuring, integration and other charges, which were partially offset by a gain on bargain purchase.

•	Adjusted net income for the first quarter of fiscal 2013 was $83.9 million, or $0.59 per share on a diluted basis.

•

On an adjusted basis, net income and diluted earnings per share decreased 39.6% and 34.4%, respectively, over the prior year primarily due to the impact of the year-over-year decline in sales in the western regions.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Working Capital

	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Change
Account Receivable	$4,593.5	$4,755.6	$4,658.8	$4,607.3	$4,477.9	($115.6)
Inventory	$2,643.9	$2,513.9	$2,490.3	$2,388.7	$2,360.5	($283.4)
Accounts Payable	($3,175.1)	($3,567.7)	($3,237.5)	($3,230.8)	($2,920.6)	$254.5

Working Capital	$4,062.3	$3,701.8	$3,911.6	$3,765.2	$3,917.8	($144.5)

Working Capital Velocity	6.38	6.57	6.43	6.40	6.20	(0.18)

•

Working capital (receivables plus inventory less accounts payable) decreased $144.5 million, or 3.6%, year over year and 6.9% when adjusted for acquisitions and the translation impact of changes in foreign currency exchange rates.

•	Working capital velocity declined by 0.18 turns when compared with the year ago quarter and declined 0.2 turns sequentially.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Returns

	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Change
Return on Working Capital (ROWC) (1)	22.16%	26.03%	24.08%	23.72%	14.51%	(765	) bps
Return on Capital Employed (ROCE) (1)	12.18%	14.28%	12.83%	12.54%	7.85%	(433	) bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	ROWC for the quarter was 14.51%, a decrease of 765 basis points year over year.

•	The year-over-year decline was primarily due to a decline in operating income margins as noted above.

•	ROCE of 7.9% was down 433 basis points from the year ago quarter.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Cash Flow

	1Q’ FY12	2Q’ FY12	3Q’ FY12	4Q’ FY12	1Q’ FY13	Y/Y Change
Net Income	$139.0	$147.0	$147.6	$133.4	$100.3	($38.7)
Non Cash Items	$64.7	$47.1	$60.7	$39.8	$27.9	($36.8)
Working Capital	($407.8)	$255.9	($184.7)	$86.1	($47.2)	$360.6

Cash Flow from Operations	($204.1)	$450.0	$23.6	$259.3	$81.0	$285.1

TTM CF from Operations	$186.3	$715.4	$550.9	$528.7	$813.8	$627.6

•	During the first quarter of fiscal 2013, cash flow from operations was $81 million and over the trailing twelve months was $814 million.

•

During the quarter, the Company purchased 4.17 million shares of its common stock at an average purchase price of $31.34 per share for a total cost of $130.7 million. Since the repurchase program began in August 2011 through the end of the first quarter of fiscal 2013, the Company had repurchased 15.44 million shares for an aggregate purchase price of $456.6 million.

•	Cash and cash equivalents at the end of the quarter were $1.04 billion, of which $916 million was held outside the United States; net debt (total debt less cash and cash equivalents) was $1.3 billion.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this document). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•

ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

First Quarter Fiscal 2013

	First Quarter Fiscal 2013
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$99,973	$108,857	$100,305	$0.70
Restructuring, integration and other charges	37,408	37,408	27,101	0.19
Gain on bargain purchase	—	(31,291)	(31,291)	(0.22)
Income tax adjustments	—	—	(12,184)	(0.08)

Total adjustments	37,408	6,117	(16,374)	(0.11)

Adjusted results	$137,381	$114,974	$83,931	0.59

Items impacting the first quarter of fiscal 2013 consisted of the following:

•

restructuring, integration and other charges of $37.4 million pre-tax which consisted of $25.9 million for severance, $4.0 million for facility exit related costs, $0.3 million for other charges, $2.8 million for transaction costs associated with recent acquisitions, $5.0 million for integration-related costs, and a reversal of $0.6 million to adjust prior year restructuring reserves;

•	a gain on the bargain purchase of $31.3 million pre-and after tax related to the Internix, Inc. acquisition for which the gain was not taxable; and

•	An income tax adjustment of $12.2 million primarily related to a favorable settlement of an income tax audit.

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2012 and (ii) the impact of the transfer of a business from TS Americas to EM Americas, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $8 million in the first quarter of fiscal 2012. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.

	Revenue as Reported	Acquisition Revenue	Pro forma Revenue

	(in thousands)
Q1 Fiscal 2013	$5,870,057	$52,643	$5,922,700

Q1 Fiscal 2012	$6,426,006	$249,913	$6,675,919
Q2 Fiscal 2012	6,693,573	212,635	6,906,208
Q3 Fiscal 2012	6,280,557	134,379	6,414,936
Q4 Fiscal 2012	6,307,386	84,854	6,392,240

Fiscal year 2012	$25,707,522	$681,781	$26,389,303

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below.

Acquired Business	Operating Group	Acquisition Date
Altron GmbH & Co. KG	EM	July 2012
Mattelli Limited	TS	July 2012
Pepperweed Consulting	TS	August 2012
C.R.G. Electronics, Ltd.	EM	August 2012
Internix, Inc.	EM	August 2012

Avnet, Inc. Q1 Fiscal Year 2013

$ in millions - except per share data

October 25, 2012

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity.

		Q1 FY 13	Q1 FY 12
Sales		5,870,057	6,426,006
Sales, annualized	(a)	23,480,229	25,704,024

Adjusted operating income (1)		137,381	223,064
Adjusted operating income, annualized	(b)	549,523	892,254
Adjusted effective tax rate (2)		27.00%	29.43%
Adjusted operating income, net after tax	(c)	401,152	629,664
Average monthly working capital
Accounts receivable		4,353,226	4,541,536
Inventory		2,448,301	2,727,916
Accounts payable		(3,015,599)	(3,243,209)

Average working capital	(d)	3,785,928	4,026,243

Average monthly total capital	(e)	5,110,354	5,168,910

ROWC = (b) / (d)		14.51%	22.16%
WC Velocity = (a) / (d)		6.20	6.38
ROCE = (c ) / (e)		7.85%	12.18%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)	Adjusted effective tax rate is based upon a year-to-date (full fiscal year rate for FY12) calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.